Exhibit 14.1

LUCID DIAGNOSTICS INC.

CODE OF ETHICS

(As Adopted as of October 14, 2021)

1. Introduction

The Board of Directors (the “Board”) of Lucid Diagnostics Inc. (the “Company”) has adopted this code of ethics (this “Code”), which is applicable to all directors, officers, and employees (each a “person,” as used herein) of the Company, with the intent to:

●	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	promote the full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

●	promote compliance with applicable governmental laws, rules, and regulations;

●	deter wrongdoing; and

●	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

This Code also is designed to ensure an appropriate and timely response to detected violations, establish appropriate disciplinary mechanisms and create procedures to prevent further offenses, including modification of this Code, when necessary.

This Code codifies the personal and professional ethical and legal standards of conduct required of Company employees, officers and directors, the procedures by which complaints of violations of those standards will be investigated and the disciplinary actions which may be taken to enforce this Code. This Code is intended to supplement, but not to replace, our Employee Handbook and any other policies that we have established.

This Code shall constitute the Company’s written “code of ethics” under Section 406 of the Sarbanes-Oxley Act of 2002, as amended, in compliance with the standards set forth in Item 406 of Regulation S-K promulgated by the SEC. This Code also shall be a “program that has been reasonably designed, implemented, and enforced so that it generally will be effective in preventing and detecting criminal conduct” as designated by the Federal Sentencing Guidelines for Organizations.

This Code may be amended only by resolution of the Board. In this Code, references to the “Company” include, in appropriate context, its subsidiaries.

(Exhibit 14.1)

Exhibit 14.1

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2. Honest, Ethical and Fair Conduct

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair, and candid. Deceit, dishonesty, and subordination of the Company’s interests to personal interests are inconsistent with integrity. Service to the Company should never be subordinated to personal gain or advantage.

Each person must:

●	Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or in the Company’s interests.

●	Observe all applicable governmental laws, rules, and regulations within the United States and other jurisdictions in which the Company operates.

●	Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data.

●	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices.

●	Deal fairly with the Company’s customers, suppliers, competitors, and employees.

●	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

(Exhibit 14.1)

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●	Maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers, or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

●	that are discovered through the use of corporate assets, (ii) using corporate assets, information, or position for personal gain, and (iii) competing with the Company.

●	Board (or the appropriate committee of the Board). Anything that would be a conflict for a person subject to this Code also will be a conflict if it is related to a member of his or her family or a close relative. Examples of conflict of interest situations include, but are not limited to, the following:

○	any significant ownership interest in any supplier or customer;

○	any consulting or employment relationship with any customer, supplier, or competitor;

○	any outside business activity that detracts from a person’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

○	receipt or provision, directly or indirectly, of any payment, gift of more than nominal value, meal, entertainment or any form of preferential treatment from any vendor, customer, partner or competitor of the Company or any other individual or entity with which the Company has current or prospective business dealings. For example, no payments, direct or indirect, including gifts of more than nominal value, or any form of preferential treatment, may be solicited or accepted to obtain or retain the Company’s business or to realize a certain price for the Company’s products. Any such payments, gifts, meals, entertainment or other preferential treatment which would imply or incur an obligation must not be accepted or provided by any person, or any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, significant other of any such person, or any person (other than a tenant or employee) sharing such person’s household (“immediate family member”), in connection with transactions involving the Company. For example, acceptance of any such payment, gift, meal, entertainment or preferential treatment by an immediate family member of a person from one of the Company’s suppliers could create a conflict of interest and result in a violation of this Code by such person. Notwithstanding the foregoing, to the extent consistent with other Company policies, inexpensive gifts and meals and entertainment that are not excessive and do not create an appearance of impropriety may be accepted in the normal course of business relations and, to the extent practical, may be reciprocated. Questions regarding whether a particular payment, gift, meal, entertainment or preferential treatment violates this policy are to be directed to the Chief Financial Officer;

○	being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any immediate family member;

○	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

○	any other financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

○	any other circumstance, event, relationship, or situation in which the personal interest of a person subject to this Code interferes – or even appears to interfere – with the interests of the Company as a whole.

(Exhibit 14.1)

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3. Disclosure

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely, and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators, self-regulating organizations, and other governmental officials, as appropriate; and

●	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Company and each subsidiary of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the chairperson of the audit committee of the Board (the “Audit Committee”), or the chairperson of the Board if no Audit Committee exists, any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

4. Compliance

It is the Company’s obligation and policy to comply with the letter and spirit of all applicable governmental laws, rules, and regulations. It is the personal responsibility of each person to, and each person must, adhere to the standards and restrictions imposed by those laws, rules, and regulations, including those relating to accounting and auditing matters.

5. Reporting and Accountability

The Audit Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the chairperson of the Board or Audit Committee promptly. Failure to do so is itself a breach of this Code.

Specifically, each person must:

●	Notify the chairperson promptly of any existing or potential violation of this Code.
●	Not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on this Code:

●	The Audit Committee will promptly take all appropriate action to diligently and expeditiously investigate any breaches reported to it.
●	If the Audit Committee determines by majority decision that a breach has occurred, it will inform the Board.
●	Upon being notified that a breach has occurred, the Board by majority decision will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and/or the Company’s counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion, suspension, threat, harassment, or, in any manner, discrimination against such person in terms and conditions of employment.

(Exhibit 14.1)

Exhibit 14.1

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6. Waivers and Amendments

Any waiver (defined below) or implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions and any amendment (as defined below) to this Code is required to be disclosed in the Company’s Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC or, as and to the extent required or permitted by SEC regulations, on the Company’s website.

A “waiver” means the approval by the Board of a material departure from a provision of this Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative, or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

7. Financial Statements and Other Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets of the Company should not be maintained unless permitted by applicable law or regulation and shall be disclosed to the extent required by applicable law or regulation. Company records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Board or the Company’s internal or external legal counsel.

8. Improper Influence on Conduct of Audits

No director, officer, or employee, or any other person acting under the direction thereof, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence the public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company or take any action that such person knows or should know that if successful could result in rendering the Company’s financial statements materially misleading. Any person who believes such improper influence is being exerted should report such action to such person’s supervisor, or if that is impractical under the circumstances, to any of our directors.

Types of conduct that could constitute improper influence include, but are not limited to, directly or indirectly:

●	offering or paying bribes or other financial incentives, including future employment or contracts for non-audit services;
●	providing an auditor with an inaccurate or misleading legal analysis;
●	threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting;
●	seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting;
●	blackmailing; and
●	making physical threats.

(Exhibit 14.1)

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9. Anti-Corruption Laws

The Company complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act. To the extent prohibited by applicable law, directors, officers, and employees will not directly or indirectly give anything of value to government officials, including employees of state-owned enterprises or foreign political candidates. These requirements apply both to Company employees and agents, such as third-party sales representatives, no matter where they are doing business. If you are authorized to engage agents, you are responsible for ensuring they are reputable and for obtaining a written agreement to uphold the Company’s standards in this area.

10. Violations

All persons will be held accountable for adherence to this Code. Persons who violate the policies set forth in this Code will be subject to discipline. Disciplinary measures will vary, depending on the seriousness of the violation and the individual circumstances involved. Available disciplinary sanctions include suspension, termination, and referral to public law enforcement authorities for possible prosecution.

11. Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers, or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

12. Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Company’s Chief Financial Officer.

(Exhibit 14.1)